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                                   EXHIBIT 99

                              FUTURELINK TO EFFECT
                             1 FOR 5 REVERSE SPLIT

CALGARY, ALBERTA, MAY 14, 1999 - FutureLink is pleased to announce that its Board has passed a resolution to amend the Company's articles to effect a reverse stock split on the basis of 1 new share (or share acquisition right) for every 5 outstanding shares (or share acquisition rights).

"At our annual meeting in November, the shareholders authorized the Board of Directors to effect a reverse split of up to 1 for 30," stated Raghu Kilambi, FutureLink's CFO and a director of the Company. "However, the board decided that a 1 for 5 reverse stock split was sufficient to properly structure FutureLink's share capital to facilitate future growth, including the possibilities of additional financings, acquisitions and a more senior listing for FutureLink's stock."

With the Company's recent closing of a private placement led by Commonwealth Associates for $8 million gross proceeds, the notes and warrants issued increased the number of shares of common stock issuable upon conversion of all outstanding share acquisition rights (option, warrants, other convertible securities) such that on conversion, the number of shares would exceed the Company's 100,000,000 authorized shares of common stock limit. An examination of FutureLink's current capital structure (pre-reverse split) shows the following:

Issued and Outstanding Common Stock:                     30,000,000 shares (approx.)
Issuable on conversion of Commonwealth Notes:            40,000,000 shares
Issuable on exercise of Commonwealth Warrants:           40,000,000 shares
Issuable on exercise of other share acquisition rights:  45,000,000 shares (approx.)
                                                        ------------------
Total Pre-Reverse Split Shares (fully-diluted):         155,000,000 shares (approx.)

Total Post-Reverse Split Shares (fully-diluted):         31,000,000 shares (approx.)

The impact of the reverse split will fall equally on all FutureLink securityholders, including FutureLink's insiders. For example, a shareholder who currently holds 1,000 shares of common stock, with a current market value of approximately $1.40 per share, would hold 200 shares of common stock with an adjusted market value (assuming today's trading price remains constant) of $7.00 per share following this reverse split. Another example would be warrants or employee stock options to acquire 1,000 shares of common stock at an exercise price of $1.00 becoming warrants or options to acquire 200 shares of common stock at an exercise price of $5.00 per share.

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Implementation of this reverse split remains subject to the Company's filing of amended Articles with the Colorado Secretary of State. The mechanics of effecting the reverse split, including the formal amendment of FutureLink's Articles and the adjustments to outstanding share certificates, which will be handled by the Company's Transfer Agent, should be completed within the next two to three weeks. FutureLink expects that its shares will begin to trade on a post-reverse split basis effective June 1, 1999. The Company will confirm this date in a subsequent press release.

ABOUT FUTURELINK DISTRIBUTION CORP.

FutureLink is a founder of the Application Services Provider (ASP) industry. According to Forrester Research Inc., this industry is projected to reach $20 billion by 2001. FutureLink provides small and mid-sized businesses (10-1,000 employees) with off-site, Internet-based computing, allowing subscribers to escape hardware/software upgrade cycles, precisely control total cost of technology ownership and focus on their core businesses. FutureLink's expertise in application hosting on a monthly subscription basis, outsourcing and facility management, and business practices consulting enables the company to offer an all-inclusive, trouble-free service at a predictable price. FutureLink, "The Computer Utility Company," offers computer and information service as transparently and reliably as today's utilities deliver electricity, water and telephone services. For more information, contact FutureLink toll-free at (877) 216-6001; e-mail: sales@futurelink.net; or visit the FutureLink Web site at http://www.futurelink.net.


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Forward-looking statements and comments in this news release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the Company to complete transactions and enhance operating results, are necessary subject to risks and uncertainties, some of which are significant in scope and nature. These risks may further be discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.




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